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                                                                     Exhibit 3.1


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               ALTUS MEDICAL, INC.

     Altus Medical, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the corporation is Altus Medical, Inc. The original

Certificate of Incorporation of the corporation was filed with the Secretary of

State of the State of Delaware on August 10, 1998 under the name of Acme

Medical, Inc.


     B. Pursuant to Sections 242 and 245 of the General Corporation Law of the

State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of

Incorporation of this corporation.

     C. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated in its entirety to read as follows:



     ONE. The name of this corporation is Altus Medical, Inc.
     ---

     TWO. The address of the corporation's registered office in the State of
     ---
Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such office is The Corporation Trust Company.

     THREE. The purpose of the corporation is to engage in any lawful act or
     -----
activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOUR. This corporation is authorized to issue two classes of stock to be
     ----
designated Common Stock and Preferred Stock. The total number of shares which this corporation is authorized to issue is 24,784,000 shares. 20,000,000 shares shall be Common Stock with a par value of $0.001 per share. 4,784,000 shares shall be Preferred Stock with a par value of $0.001 per share, of which 2,009,000 shall be designated Series A Preferred Stock, and 2,775,000 are designated Series B Preferred Stock.

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     The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

     1. Dividends.
        ---------

          (a) Dividends.
              ---------

               (i) The holders of the Series A Preferred Stock and the Series B Preferred Stock, on a pari passu basis, shall be entitled to receive dividends, out of any assets legally available therefor at the rate of $0.08 and $0.16 per share per annum (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), respectively. No dividends (other than those payable in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) shall be paid on any other stock of this corporation during any fiscal year of the corporation until dividends in the total amount of $0.08 and $0.16 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) on the Series A Preferred Stock and the Series B Preferred Stock, respectively, shall have been paid or declared and set apart during that fiscal year.

               (ii) After November 10, 2002, no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section 1(a)(i) is paid with respect to all outstanding shares of Series A Preferred Stock and Series B Preferred Stock in an amount for each such share of Series A Preferred Stock and Series B Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Preferred Stock and Series B Preferred Stock could then be converted.

          (b) Dividends Noncumulative. Dividends on shares of Common Stock, the
              -----------------------
Series A Preferred Stock and the Series B Preferred Stock under this Section 1 shall be payable when, as and if declared by the board of directors of the corporation, and shall not be cumulative, and no right shall accrue to holders of Common Stock, the Series A Preferred Stock and the Series B Preferred Stock under this Section 1 by reason of the fact that dividends on said shares are not declared in any prior period.

     2. Liquidation Preference.
        ----------------------

          (a) Preferred Stock Preference. In the event of any liquidation,
              --------------------------
dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Stock by reason of their ownership thereof, (A) in the case of the Series A Preferred Stock, an amount per share equal to the sum of (i) $1.00 for each outstanding share of Series A Preferred Stock (the "Series A Preference") and (ii) an amount equal to declared but unpaid dividends on such share and (B) in the case of the Series B Preferred Stock, an amount per share equal to the sum of (i) $2.00 for each outstanding share of Series B Preferred Stock (the "Series B Preference") and (ii) an amount equal to declared

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but unpaid dividends on such share. The per share amounts in the preceding sentence shall be adjusted for any stock dividends, combinations, splits or the like with respect to such shares, and upon the occurrence of any such event the Series A Preferred Stock and Series B Preferred Stock shall rank on parity with respect to the receipt of their respective preference amounts. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to their aggregate liquidation preference.

          (b) Remaining Assets.
              ----------------

               (i) If the liquidation, dissolution, or winding up of the corporation occurs prior to November 10, 2002, then upon the completion of the distribution required by subparagraph (a) of this Section 2, the remaining assets of the corporation available for distribution to stockholders shall be distributed to the holders of the Common Stock of the corporation pro rata in proportion to the number of shares of Common Stock held by each.

               (ii) If the liquidation, dissolution, or winding up of the corporation occurs on or after November 10, 2002, then upon the completion of the distribution required by subparagraph (a) of this Section 2, the remaining assets of the corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock (and Common Stock into which the shares of Series A Preferred Stock and Series B Preferred Stock could be converted at the time of distribution) held by each stockholder until, (A) with respect to the holders of Series A Preferred Stock, such holders shall have received an aggregate of $1.50 per share (as adjusted for any stock dividends, combinations, splits, recapitalization and the like with respect to such shares and including amounts paid pursuant to subsection
(a) of this Section 2) plus an amount equal to declared but unpaid dividends on such share, (B) with respect to the holders of the Series B Preferred Stock, such holders shall have received an aggregate of $3.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalization and the like with respect to such shares and including amounts paid pursuant to subsection
(a) of this Section 2) plus an amount equal to declared but unpaid dividends on such share, thereafter, any assets available for distribution shall be distributed to the holders of the Common Stock of the corporation pro rata in proportion to the number of shares of Common Stock held by each.

          (c) Reorganization or Merger. A merger or reorganization of the
              ------------------------
corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the corporation, in which transaction the corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent, shall be deemed to be a liquidation within the meaning of this Section 2; provided that the holders of Preferred Stock and Common Stock shall be paid in cash or in securities received or in a combination thereof; provided, further that holders of the Preferred Stock shall be paid all in cash if the cash received in the transaction is sufficient to permit such payment and otherwise shall be paid all the cash consideration received in the transaction with the balance of the Series A Preference and the Series B Preference paid in securities received in the transaction. Any

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securities to be delivered to the holders of the Preferred Stock and Common
Stock upon a merger, reorganization or sale of substantially all of the assets of the corporation shall be valued as follows:

               (i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

               (ii) If actively traded over-the counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

               (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the board of directors of the corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the board of directors of the corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.

               (iv) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (ii), or (iii) to reflect the approximate fair market value thereof, as mutually determined by the board of directors of the corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock.

     3. Voting Rights. Except as otherwise required by law or by Section 6
        -------------
hereof, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Series A Preferred Stock and each share of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of the corporation having general voting power and not separately as a class. Fractional votes by the holders of Series A Preferred Stock and the holders of Series B Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred Stock and shares of Series B Preferred Stock held by each holder could be converted) be rounded to the nearest whole number (with one-half rounded upward to one). The holders of Series A Preferred Stock shall be entitled to elect two (2) directors of the corporation provided that at least 500,000 shares of Series A Preferred Stock are outstanding at the time of the election; the holders of Series B Preferred Stock shall be entitled to elect one (1) director of the corporation provided that at least 500,000 shares of Series B Preferred Stock are outstanding at the time of election; the holders of Common Stock shall be entitled to elect three (3) directors of the corporation; and the holders of Common Stock and Preferred Stock, voting together, shall be entitled to elect all remaining directors of the Corporation. Notwithstanding any bylaw provision to the contrary, the stockholders entitled to elect a particular director shall solely be entitled to remove such

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director or to fill a vacancy in the seat formerly held by such director, all in accordance with the applicable provisions of the Delaware General Corporation
Law.

     4. Redemption.
        ----------

          (a) Restriction on Redemption. Except as expressly provided in this
              -------------------------
paragraph 4, the corporation shall not have the obligation or right to redeem or otherwise acquire for value any or all of the Preferred Stock.

          (b) Redemption on Demand. In the event that (i) the corporation shall
              --------------
have received written notice from the holders of more than 50% of the outstanding shares of Series A Preferred Stock and (ii) the corporation shall have received written notice from the holders of more than 50% of the outstanding shares of Series B Preferred Stock at any time after November 10, 2004, the corporation will on the date 30 days after such notice is given (a "Redemption Date") to the extent legally permitted, repurchase such shares of both Series A Preferred Stock and Series B Preferred Stock by payment of the Series A Redemption Price and Series B Redemption Price, respectively, (as defined below) in three annual installments. The number of shares of Series A Preferred Stock that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). The number of shares of Series B Preferred Stock that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing
(i) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 4 shall be redeemed from each holder of Series A Preferred Stock and each holder of Series B Preferred Stock on a pro rata basis.

          (c) Redemption Price. The Redemption Price for Series A Preferred
              ----------------
Stock ("Series A Redemption Price") and Series B Preferred Stock ("Series B Redemption Price") shall be $1.00 per share and $2.00 per share, respectively, (appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events), plus an amount equal to declared and unpaid dividends on such share.

          (d) Redemption Procedure. At least 20 days prior to the Redemption
              --------------------
Date, written notice (the "Redemption Notice") shall be mailed first class, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock and the Series B Preferred Stock, at the address last shown on the records of the corporation for such holder or given by the holder to the corporation for the purpose of notice or if no such address appears or is given, at the place where the principal executive office of the corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed, the Redemption Date, the Series A Redemption Price, the Series B Redemption Price, the place at which payment may be obtained and the date on which such holder's right to convert Series A Preferred Stock and Series B Preferred Stock into Common Stock as to such shares terminates and calling upon such holder to surrender to the corporation, in the manner and at the place designated, its certificate or certificates representing the

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shares to be redeemed. Except as provided in paragraph 4(e), on or after the
Redemption Date, each holder of Series A Preferred Stock and Series B Preferred Stock to be redeemed shall surrender to the corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon, the aggregate Series A Redemption Price and Series B Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (e) Effect of Redemption. From and after the Redemption Date, unless
              --------------------
there has been a default in payment of either the Series A Redemption Price or the Series B Redemption Price, all rights of the holders of such shares as holders of Series A Preferred Stock and Series B Preferred Stock (except the right to receive their respective Series A Redemption Price and Series B Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption of shares of Series A Preferred Stock and Series B Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock and Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares pro rata among each holder of Series A Preferred Stock and Series B Preferred Stock. The shares of Series A Preferred Stock and Series B Preferred Stock not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Series A Preferred Stock and Series B Preferred Stock, such funds will immediately be set aside for the redemption of the balance of the shares which the corporation has become obligated to redeem on any Redemption Date but which it has not redeemed; provided that the holders of Series A Preferred Stock and the holders of Series B Preferred Stock shall receive at least 10 days notice of such redemption.

          (f) Redemption Funding. On or prior to the Redemption Date, the
              ------------------
corporation shall deposit the Series A Redemption Price and Series B Redemption Price of all shares of Series A Preferred Stock and Series B Preferred Stock, respectively, designated for redemption in the Redemption Notice, with a bank or trust company located in the State of California having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the corporation shall deposit irrevocable instructions and authority to such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Series A Redemption Price and Series B Redemption Price of the Series A Preferred Stock and the Series B Preferred Stock, respectively, to the holders thereof upon surrender of their certificates. Any money or notes deposited by the corporation pursuant to this subsection remaining unclaimed at the expiration of six months following the Redemption Date shall thereafter be returned to the corporation, provided that the stockholder to which such money would be payable hereunder shall be entitled, upon proof of its ownership of the Series A Preferred Stock or Series B Preferred Stock and payment of any bond requested by the corporation, to receive such monies but without interest from the Redemption Date.

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     5. Conversion. The holders of the Preferred Stock have conversion rights as
        ----------
follows (the "Conversion Rights"):

          (a) Right to Convert. Each share of Preferred Stock shall be
              ----------------
convertible upon the written request of (i) at least a majority of the outstanding shares of Series A Preferred Stock so long as 500,000 shares of Series A Preferred Stock is outstanding, and (ii) at least a majority of the outstanding shares of Series B Preferred Stock so long as 500,000 shares of Series B Preferred Stock is outstanding, at the office of the corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Issuance Price (as hereinafter defined) by the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the "Conversion Rate"). The Issuance Price for the Series A Preferred Stock and the Series B Preferred Stock shall be $1.00 and $2.00, respectively. The price at which shares of Common Stock shall be deliverable upon conversion (the "Conversion Price") for the Series A Preferred Stock and for the Series B Preferred Stock shall initially be $1.00 and $2.00, per share respectively. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

          (b) Automatic Conversion. Each share of Preferred Stock shall
              --------------------
automatically be converted into shares of Common Stock at the then effective Conversion Price immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation to the public in which the public offering price exceeds (prior to underwriter's discounts or commissions and offering expenses) $8.00 per share (adjusted for any subsequent stock splits, stock dividends, reclassifications or recapitalizations) and the aggregate proceeds raised exceeds $15,000,000 (net of underwriter's discounts or commissions and offering expenses). In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (c) Mechanics of Conversion. Before any holder of the Preferred Stock
              -----------------------
shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to
Section 5(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after such delivery, or such agreement and

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indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d) Fractional Shares. In lieu of any fractional shares to which the
              -----------------
holder of the Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of such series of Preferred Stock as determined by the board of directors of the corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (e) Adjustment of Conversion Price. The Conversion Price of the
              ------------------------------
Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) If the corporation shall issue (or, pursuant to Section 5(e)(i)(B)(3) hereof, shall be deemed to have issued) any Common Stock other than "Excluded Stock" (as defined below) for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Sections 5(e) (iii), (iv),
(v) and (vi)), the Conversion Price in effect immediately after each such issuance shall forthwith (except as provided in this Section 5(e)) be adjusted to a price equal to the quotient obtained by dividing:

                    (A) an amount equal to the sum of

                         (x) the total number of shares of Common Stock
outstanding (including any shares of Common Stock issuable upon conversion of outstanding shares of the Preferred Stock, or deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately prior to such issuance multiplied by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, plus

                         (y) the aggregate consideration received by the
corporation upon such issuance, by

                    (B) the total number of shares of Common Stock outstanding immediately prior to such issuance of Common Stock (including any shares of Common Stock issuable upon conversion of the outstanding Preferred Stock or deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) plus the number of shares of Common Stock issued in the transaction which resulted in the adjustment pursuant to this Section 5(e)(i).

                    For the purposes of any adjustment of the Conversion Price for any series of Preferred Stock pursuant to this clause (i), the following provisions shall be applicable:

                    (1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

                    (2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the board of directors of the corporation, in accordance with generally accepted accounting treatment; provided, however, that such fair market value as
                      --------  -------
determined by the board of directors of the corporation shall not exceed the aggregate "Current Market Price" (as defined below) of the shares of Common Stock being issued.

                    (3) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock, or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                         (a) the aggregate maximum number of shares of Common
Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                         (b) the aggregate maximum number of shares of Common
Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                         (c) on any change in the number of shares of Common
Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                         (d) on the expiration of any such options or rights,
the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights relate to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

               (ii) "Excluded Stock" shall mean:

                    (A) all shares of Common Stock issued and outstanding on the date this certificate is filed with the Secretary of State of the State of Delaware;

                    (B) all shares of Series A Preferred Stock and Series B Preferred and the Common Stock into which such shares of Preferred Stock are convertible;

                    (C) up to 3,350,000 shares of Common Stock, warrants or options to purchase Common Stock or other securities issued, upon the approval of the board of directors of the corporation, to employees, officers, directors and consultants of the corporation pursuant to any plan or arrangement; and

                    (D) all securities issued to lending or leasing institutions in connection with commercial credit arrangements, equipment financing and similar transactions approved by the board of directors of the corporation including at least one of the representatives designated by holders of the Preferred Stock.

                    All outstanding shares of Excluded Stock (including shares issuable upon conversion of the Series A Preferred Stock) shall be deemed to be outstanding for all purposes of the computations of Section 5(e)(i) above.

               (iii) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of the Preferred Stock shall be increased in proportion to such increase of outstanding shares.

               (iv) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of the Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (v) In case the corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of the Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Preferred Stock is then convertible.

               (vi) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock or a consolidation or merger where Section 2 applies), the shares of the Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Preferred Stock into Common Stock. The provisions of this clause (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

               (vii) All calculations under this Section 5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

               (viii) For the purpose of any computation pursuant to this
Section 5(e), the "Current Market Price" at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such
             --------  -------
manner that the quotations referred to in this clause (viii) are available for the period required hereunder, Current Market Price shall be determined in good faith by the board of directors of the corporation, but if challenged by the holders of more than 50% of the outstanding Preferred Stock, then as determined by an independent appraiser selected by the board of directors of the corporation, the cost of such appraisal to be borne by the challenging parties unless the Current Market Price determined by such appraisal is greater than 130% of the Current Market Price as determined by the board of directors of the corporation, then the cost of such appraisal shall be borne by the corporation.

          (f) Minimal Adjustments. No adjustment in the Conversion Price for any
              -------------------
series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

          (g) No Impairment. The corporation will not through any
              -------------
reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment. This provision shall not restrict the corporation's right to amend its Certificate of Incorporation with the requisite stockholder consent.

          (h) Certificate as to Adjustments. Upon the occurrence of each
              -----------------------------
adjustment or readjustment of the Conversion Rate for any series of Preferred Stock pursuant to this Section 5, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

          (i) Notices of Record Date and Proposed Liquidation Distribution. In
              ------------------------------------------------------------
the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

          (j) Notices. Any notice required by the provisions of this Section 5
              -------
to be given to the holders of shares of the Preferred Stock shall be deemed given upon personal delivery, upon delivery by nationally recognized courier or three business days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the corporation's books.

          (k) Reservation of Stock Issuable Upon Conversion. The corporation
              ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (l) Reissuance of Converted Shares. No shares of Preferred Stock which
              ------------------------------
have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the corporation.

     6. General Covenants. In addition to any other rights provided by law,
        -----------------
without first obtaining the vote or written consent of the holders of (i) at least a majority of the outstanding shares of Series A Preferred Stock so long as 500,000 shares of Series A Preferred Stock is outstanding and (ii) at least a majority of the outstanding shares of Series B Preferred Stock so long as 500,000 shares of Series B Preferred Stock is outstanding, this corporation shall not:

          (a) alter or change the rights, preferences or privileges of the Preferred Stock;

          (b) create (by amendment of the Certificate of Incorporation, reclassification, certificate of designation or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Preferred Stock;

          (c) increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

          (d) undertake any act which would result in taxation under Section 305 of the Internal Revenue Code;

          (e) effect a reorganization, merger or sale of all or substantially all of the assets of the corporation or effect any transfer or series of related transfers in which the stockholders of the corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction;

          (f) pay or declare a dividend or other distribution on any shares of Common Stock or Preferred Stock;

          (g) redeem any shares of Common Stock (other than pursuant to equity incentive agreements which granted the corporation the right to repurchase shares upon termination of a person's service with the corporation);

          (h) increase or decrease the authorized number of directors;

          (i) amend or waive any provisions in this Certificate of Incorporation or the Bylaws of the corporation which relate to Preferred Stock; or

          (j) amend the provisions of this paragraph 6.

     FIVE. The corporation is to have perpetual existence.
     ----

     SIX. In furtherance and not in limitation of the powers conferred by
     ---
statute, the board of directors of the corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

     SEVEN. The number of directors which will constitute the whole board of
     -----
directors of the corporation shall be as specified in the Bylaws of the corporation.

     EIGHT. Meetings of stockholders may be held within or without the State of
     -----
Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the corporation or in the Bylaws of the corporation. Election of directors need not be by written ballot unless the Bylaws of the corporation so provide.

     NINE. To the fullest extent permitted by the Delaware General Corporation
     ----
Law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article NINE, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINE, shall eliminate or reduce the effect of this Article NINE in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINE, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     TEN. (a) The corporation shall indemnify each of the corporation's
     ---
directors in each and every situation where, under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), the corporation is permitted or empowered to make such indemnification. The corporation may, in the sole discretion of the board of directors of the corporation, indemnify any other person who may be indemnified pursuant to
Section 145 to the extent the board of directors deems advisable, as permitted by Section 145. The corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

          (b) No person shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability
--------  -------
of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article TEN, "fiduciary duty as a director" shall include any fiduciary duty arising out of serving at the corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

     ELEVEN. Advance notice of new business and stockholder nominations for the
     ------
election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.

     TWELVE. Subject to Article Five, Paragraph 6, the corporation reserves the
     ------
right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     THIRTEEN. This Amended and Restated Certificate of Incorporation has been
     --------
duly approved by the board of directors of the corporation.

     FOURTEEN. This Amended and Restated Certificate of Incorporation has been
     --------
duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation. The consent of the stockholders of the corporation was duly obtained in accordance with Section 228 of the General Corporation Law of the State of Delaware at which time the requisite number of shares as required by statute and the Certificate of Incorporation were voted in favor of the amendment and restatement of this Certificate of Incorporation and written notice of such was given by the corporation in accordance with said
Section 228.

     IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Kevin Connors, its President on this 30th day of January 2001.

                                         ALTUS MEDICAL, INC.

                                         By:  /s/ Kevin Connors
                                             -----------------------------------
                                              Kevin Connors, President

                           CERTIFICATE OF AMENDMENT OF


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


                             OF ALTUS MEDICAL, INC.



Kevin Connors certifies that:


1. He is the President and Chief Executive Officer of Altus Medical, Inc., a Delaware corporation.


2. Article IV, Section 5(e)(ii)(C) of the Amended and Restated Certificate of Incorporation of the corporation shall be amended in its entirety to read as follows:

     " (C) up to 3,850,000 shares of Common Stock, warrants or options to purchase Common Stock or other securities issued, upon the approval of the board of directors or the corporation, to employees, officers directors and consultants of the corporation pursuant to any plan or arrangement; and"


3. The foregoing Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors and by the required vote of stockholders in accordance with
     Section 242 of the Delaware General Corporation Law.




     IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by its President and Chief Executive Officer, this 15th day of October, 2001.

                                           /s/ Kevin Connors
                                           -------------------------------------
                                           Kevin Connors
                                           President and Chief Executive Officer